Exhibit 4.2

            "6.8 Operation in Accordance with REIT Requirements. For all taxable years of the Company, any MLP Entity or Covered Transaction Entity (as applicable) during any portion of which Vornado holds, directly or indirectly, an interest in the Company, any MLP Entity or such Covered Transaction Entity, Brynmawr and each Person comprising the Apollo Group, to the extent such Person (either alone or jointly with the other such Persons) has the ability to control any one or more of the MLP Entities, (1) shall manage and operate the MLP Entities so as to cause each of the MLP Entities to be in compliance with the Specified REIT Rules, (2) shall manage and operate the MLP Entities so as to cause each of the MLP Entities to be in compliance with the General REIT Rule, and (3) shall cooperate with commercially reasonable (and reasonably specific) requests made by Vornado from time to time to manage and operate the MLP Entities, and structure transactions for the MLP Entities, so as in each case, to minimize non-qualifying REIT assets and income to Vornado Trust.

            For all taxable years of the Company, any MLP Entity or Covered Transaction Entity (as applicable) during any portion of which Vornado holds, directly or indirectly, an interest in the Company, any MLP Entity or such Covered Transaction Entity, each of the Company and the Apollo Group agrees, for the benefit of the Vornado Group, that neither the Company nor the Apollo Group shall act, directly or indirectly, in any manner that would result in violation of any of clauses (a) through (h) and clauses (j) and (k) below (such provisions, as the same may be revised or supplemented from time to time by notice from Vornado, the "Specified REIT Rules") . In this Section 6.8, references to the Company shall include Covered Transactions or Covered Transaction Entities, as defined in Section 6.2(d) hereof. Nothing in this
Section 6.8 shall impair or otherwise affect the rights and obligations of the parties hereto with respect to a Covered Transaction, Covered Transaction Entity or Net Lease Partnership as set forth in Section 6.2(b) hereof.

            (a) Not more than 25 percent of the gross income of the Company, the MLP or the General Partner of the MLP allocable (for purposes of Section 856(c)(3) of the Code) to Vornado for any taxable year shall fail to qualify as one of the following:

                  (i) "rents from real property" within the meaning of Section 856(d) of the Code,

                  (ii) interest on obligations secured by mortgages on real property or on interests in real property, provided, however, if Vornado has agreed that the Company or any MLP Entity may retain a note that is not secured by real property or interests in real property, interest on such note shall be excluded for purposes of this clause (a),

                  (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) that is not described in Section 1221(a)(l) of the Code,

                  (iv) dividends or other distributions on, and gain (other than gain from "prohibited transactions", as defined in Section 857(b)(6) of the Code) from the sale or other disposition of transferable shares in qualifying real estate investment trusts ("REITs"), or

                  (v) amounts described in Section 856(c)(3)(E) through 856(c)(3)(I) of the Code.

            (b) Not more than 5 percent of the gross income of the Company or the MLP allocable (for purposes of Section 856(c)(2) of the Code) to Vornado for any such taxable year shall fail to qualify as one of the following:

                  (i) the items of income described in clause (a) of this
      Section 6.8 (other than those described in Section 856(c)(3)(I) of the Code),

                  (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(l) of the Code,

                  (iii) interest,

                  (iv) dividends or

                  (v) income derived from payments to the Company, any MLP Entity or any Net Lease Partnership on interest rate swap or cap agreements, options, futures contracts, forward rate agreement or other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment.

            (c) As of the close of each quarter of each such taxable year, not more than 25 percent of the total assets of the Company, the MLP or any Net Lease Partnership allocable (for purposes of Section 856(c)(4) of the Code) to Vornado would fail to qualify as one of the following:

                  (i) real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code,

                  (ii) cash and cash items (including receivables which arise in the ordinary course of the Company's or any MLP Entity's operations, but not including receivables purchased from another person), or

                  (iii) U.S. Government securities.

            (d) None of the Company, the MLP, the General Partner of the MLP or any Net Lease Partnership shall own, directly or indirectly, securities (other than Excluded Securities) if, for purposes of Section 856(c)(4)(B)(iii), the Company, the MLP, the General Partner of the MLP or any Net Lease Partnership would be considered to own (a) more than 10% of the total voting power of the outstanding securities of any one issuer, or (b) more than 10% of the total value of the outstanding securities of any one issuer. Not more than 5% of the value of the total assets attributable to the Company, the MLP, the General Partner of the MLP or any Net Lease Partnership will be represented by securities (other than Excluded Securities) of any one issuer.

            (e) The Vornado Group and the Apollo Group shall take such steps as they may deem reasonably necessary to insure that each of the Company, any MLP Entity and any Net Lease Partnership does not hold, directly or indirectly (as determined for purposes of Section 857(b)(6) of the Code) any (i) stock in trade or other property of a kind that would properly be includable in inventory at hand at the close of a taxable year or (ii) property held primarily for sale to customers in the ordinary course of a trade or business.

            (f) None of the Company, any MLP Entity or any Net Lease Partnership shall hold, directly or indirectly (as determined for purposes of Section 860E of the Code) any REMIC residual interests.

            (g) None of the Company, any MLP Entity or any Net Lease Partnership shall acquire, directly or indirectly, assets from any corporation where the Company's, any MLP Entity's or any Net Lease Partnership's federal income tax basis in such assets would be determined, in whole or in part, by reference to the federal income tax basis that the corporation had in such assets.

            (h) Schedule 6.8(h) is a list of each entity that the Company, any MLP Entity or any Net Lease Partnership, and any entity that is treated as a partnership for federal income tax purposes in which the Company, any MLP Entity or any Net Lease Partnership holds, or is treated as holding an interest, is both (i) utilizing to provide services to tenants or with respect to the properties in which the Company, any MLP Entity or any Net Lease Partnership owns a direct or indirect interest, and (ii) treating as an "independent contractor", within the meaning of Section 856(d)(3) of the Code and Treasury Regulations Section 1.856-4(b)(5)(iii), for purposes of determining compliance with the agreements set forth in clauses (a) and (b) of this Section 6.8. None of the Company, any MLP Entity and any Net Lease Partnership shall use any entities (other than those listed on Schedule 6.8(h)) to provide such services without the prior consent of Vornado.

            (i) Newkirk or Brynmawr, as applicable, shall deliver to Vornado, at such times as may reasonably be requested by Vornado, a certificate or certificates signed by an authorized officer of Newkirk or Brynmawr, to the effect that (i) the Apollo Group has complied with the agreements set forth in this Section 6.8 and Sections 6.2(b) and 6.8A and (ii) after due inquiry, to the actual knowledge of the signatory and of the Designated Individuals, the information set forth in each REIT Deal Summary, Optional REIT Deal Summary and Apollo Notice (as applicable) remains true and correct, in each case through the date of such certificate or certificates and that such officer anticipates that the Apollo Group will continue to comply with such agreements. In addition, Newkirk and Brynmawr shall cooperate with Vornado, including, without limitation, by providing information and documents relating to the income and assets of the Company or the MLP, even if Vornado at such time no longer holds an interest in the Company or any MLP Entity, in addressing issues raised by any taxing authority in any audit or similar proceeding relating to any Person in the Vornado Group that relates to or arises out of Vornado's investment in the Company or any MLP Entity.

            (j) Without the prior written consent of Vornado identified in a notice described below, none of the Company, any MLP Entity or any Net Lease Partnership will, directly or indirectly, acquire securities of, or otherwise enter into an arrangement causing the Company, any MLP Entity or any Net Lease Partnership to derive income from, a person identified in a notice described below that Vornado Trust actually treats as an "independent contractor" for purposes of Section 856 of the Code. Vornado shall provide a written notice identifying such persons. If such notice is delivered after a contractual relationship exists, then Newkirk shall notify Vornado and, if Vornado shall request the termination of such contractual relationship, then the same shall be treated as a Structuring Expense.

            (k) Schedule 6.8(k) is a list of all securities (other than Excluded Securities) and the percentage thereof beneficially owned by the Company, any MLP Entity or any Net Lease Partnership, and any entity that is treated as a partnership or disregarded entity for federal income tax purposes, in which the Company, any MLP Entity or any Net Lease Partnership holds, or is treated as holding, an interest. None of the Company, any MLP Entity or any Net Lease Partnership shall purchase any additional securities (other than Excluded Securities) without the prior written consent of Vornado.

            (l) For purposes of the above covenants and, where applicable, clauses (p), (q), (r), (s) and (t) of Section 9.2:

                  (i) Gross income will be treated as described in a particular subsection or paragraph of Section 856 of the Code, only if such gross income may properly be so treated by Vornado Trust.

                  (ii) The following will not be treated as "rents from real property":

                        1. rent attributable to personal property, except where
            the personal property is leased under a lease for, or in connection with the rental of, real property where in each case the average of the fair market values of the personal property at the beginning and at the end of the taxable year does not exceed 15 percent of the average of the aggregate market values of the real property and the personal property leased under such lease at the beginning and at the end of such taxable year within the meaning of Section 856(d)(1) of the Code;

                        2. any rent received or accrued, directly or indirectly,
            where the determination of the amount of rent depends on the income or profits of any person from the property, except where rent is based on a fixed percentage or percentages of receipts or sales within the meaning of Section 856(d)(2)(A) of the Code;

                        3. except for rent received or accrued, directly or
            indirectly, from a taxable REIT subsidiary satisfying the requirements of Section 856(d)(8) of the Code, any rent (or any other consideration under a lease) received or accrued, directly or indirectly, from any person in which Vornado Trust owns, directly or indirectly (a) in the case of a corporation, 10 percent or more of the total combined voting power of all classes of stock entitled to vote, or 10 percent or more of the total value of all classes of stock, or (b) in the case of an entity other than a corporation, an interest of 10 percent or more in the assets or net profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the constructive ownership rules of Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code); and

                        4. any "impermissible tenant service income" (as defined
            in Section 856(d)(7) of the Code), with determination of whether a party is an "independent contractor" (within the meaning of Section 856(d)(3) of the Code) to be made with respect to both (i) Vornado Trust and (ii) the Company, the MLP or the General Partner in the MLP, as applicable;

                  (iii) "Interest" excludes any interest received or accrued, directly or indirectly, where the determination of the amount of interest depends on the income or profits of any person, except where interest is based on a fixed percentage or percentages of receipts or sales (within the meaning of Section 856(f)(1)(A) of the Code).

                  (iv) Notwithstanding the provisions of Section 3.2(a), the Vornado Group shall have the option to require that a Covered Transaction be initiated either through the Company or Newkirk Stock, provided that, to the extent consistent with its interest in maintaining Vornado Trust's status as a REIT, the Vornado Group and the Apollo Group shall endeavor to have any such Covered Transaction made through the Company. Further, if Vornado, on the advice of counsel, is of the good faith belief that the continued investment in a Covered Transaction will have an adverse REIT-related consequence to Vornado Trust, then, at Vornado's request, the Company and, to the extent applicable, the parties shall transfer their respective interests in the Covered Transaction to Newkirk Stock, and the parties shall make appropriate and reasonable adjustments to the amount of Unrecovered Capital Contributions, their respective capital accounts and "cash in" and "cash out" for purposes of Vornado Internal Rate of Return. Alternatively, Vornado may request that the Covered Transaction be restructured in a manner to eliminate such adverse REIT-related consequences. If Vornado shall request either the transfer or the restructuring described in the two immediately preceding sentences, then the direct incremental costs to Newkirk shall be borne by Vornado, including any tax liability to Newkirk resulting therefrom and any lost after-tax profits. In the event Vornado determines that a particular investment held by the Company is a suitable investment for a REIT, Newkirk agrees to cooperate with Vornado in effecting the transfer of the investment in question."

                                  SCHEDULE 6.8
                       List of All Corporate MLP Entities

MLP Manager Corp.

Avazar Corp.

Battin Corp.

Chadgold Corp.

Nozar Corp.

Zider Corp.

Zigold Corp.

Venber Corp.

Drewmar Corp.

Jeseb Corp.

Elotrum Corp.

Newkirk GP, LLC

                                 SCHEDULE 6.8(h)
                         LIST OF INDEPENDENT CONTACTORS


Winthrop Management, LLC
Winthrop Financial Associates, A Limited Partnership
Newkirk Capital LLC
Newkirk Asset Management LLC
11159154.01


                                    6.8(h)-1

                                 SCHEDULE 6.8(k)
               LIST OF SECURITIES (OTHER THAN EXCLUDED SECURITIES)

Those entities list on Schedule 6.8